June 30, 1999



L. James Runchey
ALARIS Medical Systems
Vice President, Human Resources
10221 Wateridge Circle
San Diego, CA 92121


Dear Mr. Runchey:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated June 30, 1999.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report in the financial statements of The ALARIS Medical Systems Retirement Investment Plan on or before the date the Form 11-K of ALARIS Medical, Inc. for the year ended December 31, 1998 is required to be filed.

Yours very truly,

/s/  PricewaterhouseCoopers LLP